Exhibit 10.3

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of August 7, 2007 (the “Effective Date”), is made and entered into by and between Mrs. Fields Famous Brands, LLC, a limited liability corporation formed under the laws of Delaware and the parent company of the Sellers (“MFFB”) and NexCen Asset Acquisition, LLC, a limited liability corporation formed under the laws of  Delaware (“Purchaser”).  MFFB and Purchaser may each be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), by and among, inter alia, Purchaser, MFFB, Pretzel Time Franchising, LLC, a limited liability corporation formed under the laws of Delaware (“Pretzel Time”), Pretzelmaker Franchising, LLC, a limited liability corporation formed under the laws of Delaware (“Pretzelmaker”, and collectively with Pretzel Time the “Sellers”), Purchaser and/or its Affiliates are acquiring certain assets of the Sellers related to the “Pretzel Time” and “Pretzelmaker” brand franchising businesses (the “Businesses”); and

WHEREAS, in connection with the foregoing, and as contemplated by the Purchase Agreement, MFFB has agreed to provide certain services to, or as directed by, Purchaser following the Closing; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Each capitalized term used herein without definition shall have the meaning ascribed to it in the Purchase Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of MFFB.  MFFB makes the following representations and warranties to Purchaser, each of which is true and correct on the Effective Date:

(a)           MFFB is a limited liability company duly formed and in good standing under the Laws of the State of  Delaware, and has all requisite limited liability company power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(b)           MFFB has, or will use good faith efforts to obtain, all consents pursuant to applicable regulations and under existing licenses or contracts with third parties to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c)           MFFB’s execution, delivery and performance of this Agreement has been duly authorized by, and is in accordance with, its certificate of formation and operating agreement; this Agreement has been duly executed and delivered for it by the signatory so authorized; and this Agreement constitutes its legal, valid, and binding obligation, enforceable against MFFB in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws, or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

2.2           Representations and Warranties of Purchaser.  Purchaser makes the following representations and warranties to MFFB, each of which is true and correct on the Effective Date:

(a)           Purchaser is a limited liability company duly incorporated and in good standing under the Laws of the State of  Delaware.

(b)           Purchaser has all requisite limited liability power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c)           Purchaser’s execution, delivery and performance of this Agreement have been duly authorized by, and are in accordance with, its certificate of formation and operating agreement; this Agreement has been duly executed and delivered for it by the signatory so authorized; and this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws, or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

ARTICLE III
PROVISION OF SERVICES

3.1           Services.

(a)           MFFB shall provide, or cause to  be provided, the services set forth on Exhibit A to this Agreement (individually, a “Service” and collectively, the “Services”) to Purchaser, or to an Affiliate of Purchaser, as Purchaser may direct, in accordance with the terms and conditions of this Agreement, including without limitation the terms and conditions set forth on Exhibit A, during the Term (as defined below).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any exhibit hereto, the terms and conditions of this Agreement shall govern, except as otherwise specifically provided herein.

(b)           MFFB hereby covenants, agrees, and warrants:  (i) that the Services to be provided by MFFB shall be performed in a good and workmanlike manner, (ii) that the Services and any reports or advice provided by MFFB with respect to the Services shall comply in all material respects with all applicable Legal Requirements, and (iii) that the Services shall comply in all material respects with GAAP, if applicable.

3.2           Service Fees and Expenses.

(a)           In consideration for the Services provided to Purchaser by MFFB hereunder and in accordance herewith, Purchaser shall pay, or cause to be paid, to MFFB the monthly fee set forth in Exhibit B (the “Service Fee”). In addition, Purchaser shall reimburse, or cause to be reimbursed to, MFFB for all reasonable out-of-pocket expenses MFFB incurs in the performance or provision of the Services hereunder (“Expenses”) as set forth on Exhibit A; provided, however, that MFFB shall obtain Purchaser’s prior written approval before incurring any out-of-pocket expenses exceeding $5,000 in the aggregate.  In addition, Purchaser shall reimburse MFFB, in accordance with Exhibit C, for any retention payments made by MFFB to retain a employee listed on Exhibit C who will provide the Services; provided, that MFFB shall obtain the Purchaser’s prior written approval before agreeing to pay any additional amounts other than set forth on Exhibit C; provided, further, that Purchaser’s obligations to reimburse the amounts set forth on Exhibit C shall be contingent upon such employees staying to the earlier of (i) the termination of this Agreement, (ii) ninety (90) days after the date hereof, and (iii) a date mutually agreed upon by the Parties.

(b)           During the Term, Purchaser shall pay MFFB on the 15th of each month, including August 15, 2007, for the Services Fee that is due for the Services performed during the month on which such payment date falls.  In addition, MFFB shall deliver to Purchaser an invoice setting forth in reasonable detail any  Expenses (“Expense Invoice”) incurred in connection with the Services provided to Purchaser or its Affiliates by MFFB hereunder and in accordance herewith for each calendar month during the Term.  Purchaser shall pay, or cause to be paid, to MFFB all amounts due under the Expense Invoice promptly upon, but in no event later than, the date which is thirty (30) days following Purchaser’s receipt of the Expense Invoice; provided, however, that in the event Purchaser has a good faith objection to any portion of such Expense Invoice, as set forth in a notice to MFFB containing reasonable detail as to the basis for Purchaser’s objection (an “Objection Notice”), Purchaser shall pay that portion of such invoice to which it does not object and upon the resolution of the dispute relating to the portion of the invoice to which Purchaser has objected, pay any other amounts due and owing to MFFB in accordance with such resolution.

ARTICLE IV
TERM; TERMINATION

4.1           Term.  This Agreement shall commence on the Effective Date and continue for a term of three (3) months (the “Initial Term”), unless this Agreement is earlier terminated as provided below.  Purchaser may renew this Agreement for two (2) successive thirty (30) day periods upon thirty (30) days prior written notice to MFFB (the “Renewal Term,” and with the Initial Term, the “Term”).

4.2           Early Termination for Cause.  Either Party (the “Non-Defaulting Party”) may terminate this Agreement at any time and pursue all rights and remedies available to it at law, in equity or otherwise if any of the following shall occur with respect to the other Party (the “Defaulting Party”):

(a)           any representation or warranty of the Defaulting Party set forth in this Agreement was false or misleading in any material respect when made;

(b)           the Defaulting Party fails to pay any obligation hereunder when due and such failure continues for five (5) Business Days after receipt of notice of such failure from the Non-Defaulting Party;

(c)           the Defaulting Party fails to perform any material obligation hereunder (other than payment obligations) and such failure continues for at least ten (10) Business Days after receipt of notice of such failure from the Non-Defaulting Party; or

(d)           (i) the Defaulting Party shall commence any case, proceeding or other action (A)  under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Defaulting Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Defaulting Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(iii) there shall be commenced against the Defaulting Party any case, proceeding or other action seeking issuance of a warrant or attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief and which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Defaulting Party shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above.

4.3           Early Termination for Convenience.  This Agreement may be terminated at any time by mutual written agreement of the Parties.

ARTICLE V
INDEMNIFICATION AND LIABILITY

5.1           Indemnification by Purchaser.  Except as provided in Section 5.3, Purchaser shall indemnify and hold MFFB,  each of its Affiliates, and the respective officers, directors, employees, agents, sub-agents and contractors of each (each a “Seller Indemnitee”), harmless against any losses, damages, costs, liabilities or expenses (including, without limitation, reasonable counsel fees and expenses) arising in connection with any claim, action, demand, suit or cause of action which is brought by any third party, including any employee not indemnified directly hereunder (a “Claim”), to the extent resulting from (i) the breach of a representation or warranty of Purchaser set forth in Section 2.2 or (ii) any act done or suffered by MFFB, its Affiliates, employees or contractors in connection with their performance under this Agreement in reliance upon and in accordance with any request, instruction or order given or executed by any of the operating representatives of Purchaser, or any of its Affiliates having responsibility for monitoring or supervising the performance of Services.  In the event of any demand for any indemnification under this Section 5.1, Purchaser shall have the right, in its sole discretion and at its sole cost and expense, to undertake and direct the defense of the affected Seller Indemnitee with respect to such matters.  In the event MFFB or one of its Affiliates is served or presented with a Claim, MFFB or such Affiliate, as applicable, shall provide Purchaser with prompt written notice thereof, provided that MFFB’s or its Affiliate’s, as the case may be, failure or delay in providing such notice shall not affect Purchaser’s indemnity obligation hereunder except to the extent Purchaser’s ability to defend or settle a Claim is materially impaired thereby.  The obligations under this Section 5.1 shall survive the termination or expiration of this Agreement.

5.2           Indemnification by MFFB.  Except as provided in Section 5.3, MFFB shall indemnify and hold Purchaser, each of its Affiliates, and the respective officers, directors, employees, agents, sub-agents and contractors of each (each a “Purchaser Indemnitee”), harmless against any losses, damages, costs, liabilities or expenses (including, without limitation, reasonable counsel fees and expenses) arising in connection with any Claim to the extent resulting from (i) the breach of a representation or warranty of MFFB as set forth in Section 2.1, or (ii) the breach of a covenant of MFFB as set forth in Section 3.1, or (iii) the gross negligence of MFFB, its Affiliates, employees or contractors in the performance of Services hereunder.  In the event of any demand for any indemnification under this Section 5.2, MFFB shall have the right, in its sole discretion and at its sole cost and expense, to undertake and direct the defense of the affected Purchaser Indemnitee with respect to such matters.  In the event Purchaser or one of its Affiliates is served or presented with a Claim, Purchaser or such Affiliate, as applicable, shall provide MFFB with prompt written notice thereof, provided that Purchaser’s or its Affiliates, as the case may be, failure or delay in providing such notice shall not affect MFFB’s indemnity obligation hereunder except to the extent MFFB’s ability to defend or settle a Claim is materially impaired thereby.  The obligations under this Section 5.2 shall survive the termination or expiration of this Agreement.

5.3           CONSEQUENTIAL DAMAGES.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, STRICT LIABILITY, WARRANTY OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VI
GENERAL PROVISIONS

6.1           Force Majeure.  In the event of an act of God, order or restraint of a Government Authority, war (declared or undeclared) or warlike conditions, act of terrorism, blockade, revolution, strike, lockout, civil commotion, fire, flood, storm, epidemic or any other occurrence beyond a Party’s reasonable control, such Party shall promptly notify the other Party thereof and, so long as such condition shall persist, such Party shall not be liable for the delay in performance of, or the failure to perform, its obligations (other than obligations for payment of amounts due hereunder) under this Agreement caused directly or indirectly thereby.

6.2           Sellers as Independent Contractors.  The Parties agree that MFFB shall perform the Services hereunder in the capacity of an independent contractor.  Nothing in this Agreement shall be construed to mean or imply that MFFB is a partner, joint venturer, agent or representative of, or otherwise associated with, Purchaser or its Affiliates.  Neither Purchaser nor MFFB shall represent to others, nor shall either take any action from which others could reasonably infer, that one Party is a partner, joint venturer, agent or representative of, or otherwise associated with, the other Party.

6.3           Notices.  All notices and requests in connection with this Agreement shall be given or made upon the respective Parties in writing and shall be deemed to have been duly given if delivered, telecopied or mailed by certified mail, return receipt requested, first-class postage prepaid, to the Parties at the following addresses:

If to MFFB, to:

Mrs. Fields Famous Brands, LLC
2855 East Cottonwood Parkway, Suite 400
Salt Lake City, UT 84121
Attention:  Michael Ward, EVP and General Counsel
Facsimile:       (801) 736-5944

If to Purchaser, to:

NexCen Franchise Management, Inc.

1330 Avenue of the Americas, 34th Floor

New York, NY  10019

Attention:       David Meister, CFO

Facsimile:       (212) 247-7131

and

Kirkland & Ellis LLP

655 15th Street, N.W.

Washington, DC  20005

Attention:       Mark D. Director, Esq.

Facsimile:       (202) 879-5200

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 6.3 will, if delivered personally, be deemed given upon delivery; will, if delivered by telecopy, be deemed delivered when confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depositary of the United States mail.  Any Party from time to time may change its address for the purposes of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the Party sought to be charged with the contents thereof.

6.4           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

6.5           Validity.  In case any provision in this Agreement shall found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, or removed from the Agreement, and the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.6           Waiver and Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof.  Such waiver must be set forth in a written instrument duly executed by such Party.  A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion.  All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.  The failure of either Party to exercise in any respect any right provided for herein shall not be deemed a waiver of such right or of any other right hereunder.

6.7           Return of Information.  Upon completion of the Services, or upon request by either Party, the Party to which any proprietary or confidential information (“Proprietary Information”) has been disclosed to or otherwise received or obtained (the “Transferee”) shall deliver over to the requesting Party (the “Transferor”) all Proprietary Information embodied in tangible form and material by the Transferee, including all copies of documents, data, software, programs and things, including all recordings on magnetic, optical and other media, and all listings, comprising or embodying Proprietary Information and shall not take or retain any copies thereof.  Notwithstanding the foregoing, the Transferee shall be entitled to retain one (1) copy of any Proprietary Information for archival reasons only.

6.8           Successors and Assigns.  This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, which consent shall not be reasonably withheld.  Nothing herein shall preclude either Party from assigning this Agreement to an entity that succeeds to all or substantially all of the assets or business of the assigning Party, provided that the succeeding entity agrees to be bound by the terms hereof either in writing or by operation of law.

6.9           Amendments.  This Agreement may be modified or amended only by a written instrument duly executed by each of the Parties.

6.10         Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

6.11         Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

6.12         Headings, Gender. etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include other genders, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, and (d) the term “Section” refers to the specified Section of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEXCEN ASSET ACQUISITION, LLC

By:	NexCen Brands, Inc., its Managing
Member

By:	/s/ Robert D’Loren
	Name:	Robert D’Loren
	Title:	Chief Executive Officer

Transition Services Agreement

MRS. FIELDS FAMOUS BRANDS, LLC

By:	/s/ Michael Ward
	Name:	Michael Ward
	Title:	EVP,General Counsel and Secretary

Transition Services Agreement

EXHIBIT A

Transition Services Agreement

I.   Description of Services

A.                  Services to be provided by MFFB

Service
1. Transitioning the data and IT systems from Sellers to Purchaser

2. Reporting of franchisee sales through MFFB’s current system until Purchaser implements its own system

3.    EFT process for sales reported into MFFB’s current system until Purchaser implements its own system. EFT funds from the Businesses shall be transferred from franchisees directly to Purchaer’s bank accounts until Purchaser can set up its own EFT system

4.    Reimbursement to Purchaser of any vendor rebates, royalties, or other revenues arising on or after the Closing Date collected by MFFB or a Subsidiary or Affiliate relating to the Businesses by wire on a monthly basis

5. Transitioning of marketing campaigns and materials from Sellers to Purchaser

6. Transitioning franchise support services from Seller to Purchaser

7. Transitioning vendors

8. Transitioning bank accounts

9. Transitioning royalty collection procedures, directing any wrongly transferred funds or checks from franchisees following the Closing date to Purchaser

10. Gift card programs

11. Customer complaint hotline / customer service (“Navigator”) – transitioning to Purchaser; provided, that Purchaser is not acquiring any portion of the Navigator software

12. Training of new franchisees until Purchaser’s training facility is built

13. Transitioning development procedures and franchisees in various stages of development

14. Construction – transitioning any locations under construction to Purchaser’s construction team

Transition Services Agreement

II.            Further Assurances

Scope of Other Support Services.  Pursuant to Section 13.4 of the Purchase Agreement, “Further Assurances”, each Party covenants that it will “take such actions as may be reasonably requested” by the other party to further the “intent and purposes” of the transaction.  Accordingly, and subject to the last sentence of this Section II, MFFB agrees (on behalf of Sellers) to provide to Purchaser from time to time additional reasonable transition services upon a reasonable good faith request by the Purchaser for such reasonable transition services.  Such transition services may consist of any or all of the following services: management, legal, litigation support, tax, human resources, information technology, insurance, treasury, and other services. In the event that Purchaser requests from MFFB additional transition services that materially increase the costs to MFFB of providing the Services under this Agreement, the Parties will enter into good faith negotiations to amend this Agreement for the purpose of setting out the specific services requested and the specific labor rates for said services.

Transition Services Agreement

EXHIBIT B

Service Fees for Transition Services Agreement

Initial Term Monthly Fee for Services.  During the Initial Term, Purchaser shall pay, or cause to be paid, to MFFB, according to Article III of this Agreement, the following monthly fees, in consideration for the services listed on Exhibit A hereto:

•                  $50,000 for the first month of Services, from August 7, 2007, through September 7, 2007;

•                  $25,000 for the second month of Services, from September 8, 2007, through October 7, 2007; and,

•                  $15,000 for the third month of Services, from October 8, 2007, through November 7, 2007.

Renewal Term Monthly Fee for Services.  The Service Fee for any Renewal Term pursuant to Section 4.1 hereof shall be a fixed monthly fee, which shall be mutually agreed  to by the parties before the commencement of the Renewal Term.

Transition Services Agreement

EXHIBIT C

Retention Costs For Employees

ATTACHED

Transition Services Agreement